SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549



                          FORM 8-K


                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   December 18, 1997



        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XI
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   (Exact name of registrant as specified in its charter)





     Illinois              0-10494           36-3102608
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(State or other)         (Commission    (IRS Employer
 Jurisdiction of        File Number)     Identification No.)
 Organization




    900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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           (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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            NATIONAL CITY CENTER OFFICE BUILDING

                       CLEVELAND, OHIO
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ITEM 5.  OTHER EVENTS.  On December 18, 1997,  Carlyle/National City
Associates (the "Venture"), a joint venture between Carlyle Real Estate Limited Partnership - XI (the "Partnership") and Carlyle Real Estate Limited Partnership - XII ("Carlyle-XII"), an affiliated partnership sponsored by the Corporate General Partner of the Partnership, sold its interest in the land, building and related improvements of the National City Center Office Building (the "Property"), located in Cleveland, Ohio. The purchaser, BRE/City Center, LLC, a Delaware limited liability company, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property is an approximate 786,400 square foot office building and, as of the date of sale, was approximately 90% occupied.

     The sale price of the land and improvements was $82,150,000 and cash proceeds received from the sale, net of closing costs and the $54,277,977 mortgage assumed by the purchaser, was approximately $26,370,000. The Property was classified as held for sale as of December 31, 1996 and therefore has not been subject to continued depreciation from such date for financial reporting purposes. The Venture expects to recognize a gain of approximately $20,000,000 and $57,000,000 for financial reporting and Federal income tax purposes in 1997, respectively, of which the Partnership's share is approximately $2,800,000 and $7,800,000, respectively. In addition, in connection with the sale of this property and as is customary in such transactions, the Venture agreed to certain representations, warranties and covenants with a stipulated survival period which expires December 17, 1998. Although it is not expected, the Venture and the Partnership may ultimately have some liability under such representations, warranties and covenants which are limited to actual damages and shall in no event exceed $2,000,000 in the aggregate.

     The terms of the Carlyle/National City Associates venture agreement generally provide that items of profit or loss and sale proceeds will be allocated or distributed as the case may be, 13.7255% to the Partnership and 86.2745% to Carlyle-XII.

     The Partnership Agreement provides that the General Partners shall receive as a distribution of the proceeds (net after expenses and liabilities and retained working capital) from the sale or refinancing of a real property or the sale of an interest in real property of up to 3% of the selling price of a property or property interest, and that the remaining net proceeds for any property or interest sold be distributed 85% to the Holders of Interests and 15% to the General Partners. However, prior to such distributions being made, the Holders of Interests are entitled to receive 99% of net sale or refinancing proceeds and General Partners are entitled to receive 1% until the Holders of Interests (i) have received cumulative cash distributions from the Partnership's operations which, when combined with net sale or refinancing proceeds previously distributed, equal a 6% annual return on the Holders' average capital investment for each year (their initial capital investment as reduced by net sale or refinancing proceeds previously distributed), and (ii) have received cash distributions of sale or refinancing proceeds in an amount equal to the Holders' aggregate initial capital investment in the Partnership. If upon completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Holders of Interests have not received the amounts in (i) or (ii) above, the General Partners will be required to return all or a portion of the 1% distribution of net sale or refinancing proceeds described above in an amount equal to such deficiency in payments to the Holders of Interests pursuant to (i) and (ii) above.
The Holders of Interests have not received and are not expected to receive distributions to the levels of (i) and (ii) above. Therefore, no portion of the sale proceeds will be distributed to the General Partners at this time.

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ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.  Not applicable.

     (b)  Pro Forma Financial Information.  Not applicable.

     (c)  Exhibits.

          10.1 Purchase agreement and exhibits thereto between Carlyle/National City Associates, an Illinois general partnership, and BRE/City Center, LLC, a Delaware limited liability company, dated December 3, 1997.

























































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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XI

                        BY:  JMB Realty Corporation
                             (Corporate General Partner)



                             By:  GAILEN J. HULL
                                  Senior Vice President
                                  Principal Accounting Officer













Dated:  January 16, 1998




































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